Exhibit 99.1
News Release
For Immediate Release
Novelis Reports Record First Quarter Fiscal Year 2012 Results
•	Net income of $62 million, up 24% YOY

•	Record Adjusted EBITDA of $306 million, up 16% YOY

•	Solid Liquidity of $865 million

•	Strategic Expansion Projects on Track and on Budget
ATLANTA, August 9, 2011 — Novelis Inc., the world’s leading producer of aluminum rolled products, today reported net income attributable to its common shareholder of $62 million for the first quarter of fiscal 2012 compared to net income of $50 million for the same period in fiscal 2011. Adjusted EBITDA reached an all-time record in the quarter.

	Q1FY12	Q1FY11
(in $M)	6/30/2011	6/30/2010	Variance
Net Income	$62	$50	24%
Adjusted EBITDA	$306	$263	16%
Shipments of aluminum rolled products totaled 767 kilotonnes for the first quarter of fiscal 2012, an increase of 3 percent compared to shipments of 746 kilotonnes in the first quarter of the previous year. This increase in shipments was due to strong market conditions across all of the Company’s operating regions, driven primarily by its global can and automotive end-product segments.
Net sales for the first quarter of fiscal 2012 were $3.1 billion, an increase of 23 percent compared to the $2.5 billion reported in the same period a year ago, the result of higher shipments, conversion premiums and aluminum prices.
Adjusted EBITDA for the quarter was $306 million, representing a 16 percent increase from adjusted EBITDA of $263 million posted for the same period a year ago. These operating results were primarily due to strong global market demand, improved pricing and effective cost management.
“We continue to drive consistent, solid results, and remain on track to achieve our target of between $1.15 and $1.2 billion in EBITDA for fiscal 2012,” said Phil Martens, Novelis President and Chief Executive Officer. “We are on track and on budget with all of our global expansion projects, including our Brazil and Korea mill expansions and our strategic automotive investment in the U.S. These expansions, coupled with our debottlenecking initiatives, will add 1,000 kilotonnes of additional capacity and position us well to meet our customers’ needs today and well into the future.”

	Q1FY12	Q1FY11
(in $M)	6/30/2011	6/30/2010
Income Before Income Taxes	$136	$74
Significant Items Affecting Comparisons:
Restructuring, net	(19)	(6)
Unrealized gains/(losses) on derivatives	25	(47)
Gain/(Loss) on Sale of Assets	(1)	13
Adjusted Pre-tax Income	$131	$114
The Company reported pre-tax income of $136 million for the first quarter of fiscal 2012, an increase when compared to the $74 million pre-tax income reported in the same period of fiscal 2011. Excluding restructuring charges, unrealized gains on derivatives, and loss on sale of assets, adjusted pre-tax income increased 15 percent year-over-year. “These are very strong operating results, considering shipments were only up 3% year-over-year and net interest was up $37 million due to higher interest expense resulting from our debt issuance and refinancing in the third quarter of 2011,” said Steve Fisher, Chief Financial Officer for Novelis.

	Q1FY12	Q1FY11
(in $M)	6/30/2011	6/30/2010
Cash and cash equivalents	$307	$419
Overdrafts	(18)	(17)
Gross availability under the ABL facility	576	649
Total Liquidity	$865	$1,051
As expected, for the first quarter of fiscal 2012, free cash flow was a negative $194 million, compared to positive free cash flow of $34 million reported in the first quarter of the previous year. Free cash flow in the quarter was impacted by a higher interest payment and capital spending and working capital increases as a result of higher aluminum prices. “Going forward, we expect strong cash flow generation which will enable us to continue to fund our global expansion projects,” said Fisher.
Business Outlook
The Company sees continued strong performance across all operating regions going forward.
For Fiscal 2012, the Company expects to generate between $600-700 million of free cash flow before capital expenditures and invest approximately $550-600 million primarily for its global expansion projects.
Novelis is on track to achieve $1.15-1.2 billion in adjusted EBITDA by fiscal year-end 2012.
Quarterly Report on Form 10-Q
The results described in this press release have been reported in detail on the Company’s Form 10-Q on file with the SEC, and investors are directed to that document for a complete explanation of the Company’s financial position and results through June 30, 2011. The Novelis Form 10-Q and other SEC filings are available for review on the Company’s website at www.novelis.com.

First Quarter Fiscal 2012 Earnings Conference Call
Novelis will discuss its first quarter fiscal 2012 results via a live webcast and conference call for investors at 9:00 a.m. ET on Tuesday, August 9, 2011. Participants may access the webcast at https://cc.callinfo.com/r/11gbwqy5rc43i. To join by telephone, dial toll-free in North America at 800 899 2086, India toll-free at 0008001006992 or the international toll line at +1 212 231 2917. Access information may also be found at www.novelis.com/investors.
About Novelis
Novelis Inc. is the global leader in aluminum rolled products and aluminum can recycling. The Company operates in 11 countries, has nearly 11,000 employees and reported revenue of $10.6 billion in fiscal year 2011. Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial, electronics and printing markets throughout North America, Europe, Asia, and South America. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia’s largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, please visit www.novelis.com.
Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We think that these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA and Free Cash Flow.
Forward-Looking Statements
Statements made in this news release which describe Novelis’ intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” or similar expressions. Examples of such statements in this news release include our plans to increase production capacity, our growth plans, our expectations with respect to the flat rolled products market and our view of our ability to generate free cash flow this fiscal year. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis’ actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our metal hedging activities, including our internal used beverage cans (UBCs) and smelter hedges; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; changes in the fair value of derivative instruments and our ability to purchase derivative instruments; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our principal credit agreement and other financing agreements; the effect of taxes and changes in tax rates; the impact of timing differences between the pricing periods for the purchase and sale of aluminum; our ability to increase production capacity and our indebtedness and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors included under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 are specifically incorporated by reference into this news release.

Media Contact:	Investor Contact:
Charles Belbin	Isabel Janci
+1 404 760 4120	+1 404 760 4164
charles.belbin@novelis.com	isabel.janci@novelis.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In millions)

	Three Months
	Ended
	June 30,
	2011	2010
Net sales	$3,113	$2,533

Cost of goods sold (exclusive of depreciation and amortization)	2,708	2,208
Selling, general and administrative expenses	95	81
Depreciation and amortization	89	103
Research and development expenses	12	9
Interest expense and amortization of debt issuance costs	77	39
Interest income	(4)	(3)
Restructuring charges, net	19	6
Equity in net loss of non-consolidated affiliates	2	3
Other (income) expense, net	(21)	13

	2,977	2,459

Income before income taxes	136	74
Income tax provision	59	15

Net income	77	59
Net income attributable to noncontrolling interests	15	9

Net income attributable to our common shareholder	$62	$50

See accompanying notes to the condensed consolidated financial statements.

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In millions, except number of shares)

	June 30,	March 31,
	2011	2011
ASSETS
Current assets
Cash and cash equivalents	$307	$311
Accounts receivable, net
— third parties (net of allowances of $8 and $7 as of June 30, 2011 and March 31, 2011, respectively)	1,598	1,480
— related parties	33	28
Inventories, net	1,435	1,338
Prepaid expenses and other current assets	65	50
Fair value of derivative instruments	156	165
Deferred income tax assets	36	39

Total current assets	3,630	3,411
Property, plant and equipment, net	2,560	2,543
Goodwill	611	611
Intangible assets, net	700	707
Investment in and advances to non-consolidated affiliates	754	743
Fair value of derivative instruments, net of current portion	20	17
Deferred income tax assets	51	52
Other long-term assets
— third parties	180	193
— related parties	19	19

Total assets	$8,525	$8,296

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$21	$21
Short-term borrowings	207	17
Accounts payable
— third parties	1,328	1,378
— related parties	51	50
Fair value of derivative instruments	71	82
Accrued expenses and other current liabilities	487	568
Deferred income tax liabilities	42	43

Total current liabilities	2,207	2,159
Long-term debt, net of current portion	4,069	4,065
Deferred income tax liabilities	583	552
Accrued postretirement benefits	532	526
Other long-term liabilities	371	359

Total liabilities	7,762	7,661

Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of June 30, 2011 and March 31, 2011	—	—
Additional paid-in capital	1,830	1,830
Accumulated deficit	(1,380)	(1,442)
Accumulated other comprehensive income	103	57

Total equity of our common shareholder	553	445
Noncontrolling interests	210	190

Total equity	763	635

Total liabilities and equity	$8,525	$8,296

See accompanying notes to the condensed consolidated financial statements.

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In millions)

	Three Months Ended
	June 30,
	2011	2010
OPERATING ACTIVITIES
Net income	$77	$59
Adjustments to determine net cash (used in) provided by operating activities:
Depreciation and amortization	89	103
(Gain) loss on unrealized derivatives and other derivatives in investing activities, net	(24)	6
Deferred income taxes	37	(11)
Write-off and amortization of fair value adjustments, net	3	5
Equity in net loss of non-consolidated affiliates	2	3
Foreign exchange remeasurement of debt	—	7
(Gain) loss on sale of assets	1	(13)
Other, net	18	3
Changes in assets and liabilities:
Accounts receivable	(92)	(146)
Inventories	(81)	(38)
Accounts payable	(70)	51
Other current assets	(13)	(8)
Other current liabilities	(83)	16
Other noncurrent assets	9	(3)
Other noncurrent liabilities	12	(12)

Net cash (used in) provided by operating activities	(115)	22

INVESTING ACTIVITIES
Capital expenditures	(67)	(23)
Proceeds from sales of assets — third parties	—	15
Proceeds from investment in and advances to non-consolidated affiliates, net	1	—
(Outflow) proceeds from related party loans receivable, net	(6)	3
(Outflow) proceeds from settlement of other undesignated derivative instruments, net	(7)	32

Net cash (used in) provided by investing activities	(79)	27

FINANCING ACTIVITIES
Proceeds from issuance of debt — third parties	3	—
Principal payments — third parties	(5)	(4)
Short-term borrowings (payments), net	190	(41)
Dividends, noncontrolling interest	—	(17)

Net cash provided by (used in) financing activities	188	(62)

Net decrease in cash and cash equivalents	(6)	(13)
Effect of exchange rate changes on cash balances held in foreign currencies	2	(5)
Cash and cash equivalents — beginning of period	311	437

Cash and cash equivalents — end of period	$307	$419

See accompanying notes to the condensed consolidated financial statements.

Reconciliation from Net Income Attributable to our Common Shareholder to Adjusted EBITDA
Novelis is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.

	Quarter Ended
	June 30,
(in millions)	2011	2010
Net income (loss) attributable to our common shareholder	$62	$50
Noncontrolling interests	(15)	(9)
Income tax provision	(59)	(15)
Interest, net	(73)	(36)
Depreciation and amortization	(89)	(103)

EBITDA	298	213

Unrealized gain (loss) on derivatives	25	(47)
Realized gain on derivative instruments not included in segment income	2	—
Proportional consolidation	(13)	(10)
Loss on early extinguishment of debt	—	—
Restructuring charges, net	(19)	(6)
Gain (loss) on sale of assets	(1)	13
Other income, net	(2)	—

Adjusted EBITDA	$306	$263

The following table shows the “Free cash flow” for the three months ended June 30, 2011 and 2010, the change between periods as well as the ending balances of cash and cash equivalents (in millions).

	Three Months Ended
	June 30,
	2011	2010	Change
Net cash (used in) provided by operating activities	$(115)	$22	$(137)
Net cash provided by (used in) investing activities	(79)	27	(106)
Less: Proceeds from sales of assets	—	(15)	15

Free cash flow	$(194)	$34	$(228)

Ending cash and cash equivalents	$307	$419	$(112)